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                                                                    EXHIBIT 10.4


                     AMENDED AND RESTATED PREPAYMENT LETTER
                     --------------------------------------

                                 April 29, 2003

Newpark Shipbuilding - Brady Island, Inc.
  (f/k/a Newpark Shipbuilding and Repair, Inc.)
8502 Cypress Street
Houston, Texas 77012

Gentlemen:

     This letter constitutes our understanding and agreement that if you wish to voluntarily prepay prior to maturity any amounts of principal or interest under that certain Amended and Restated Promissory Note in the amount of $8,534,000 dated as of the date hereof (the "Note"), we shall accept such prepayment amounts on a discounted basis in accordance with the following terms:

     1. If at any time prior to October 1, 2005, you pay the remainder of (i) the sum (the "Prepayment Amount") of the principal amount of $6,328,000, plus an amount equal to interest on such amount from January 1, 1997 through March 31, 2003 accrued at the rate of five percent (5%) per annum and from April 1, 2003 to the date of prepayment accrued at the rate of ten percent (10%) per annum, minus (ii) all payments made hereon by you from August 29, 1996 to the date of prepayment, then no further principal or interest payments shall be due on the Note.

     2. The foregoing time periods and deadlines for prepayment discounts shall be strictly construed, it being acknowledged by both parties that you have no right to the prepayment discounts provided for herein unless you strictly comply with the terms hereof.

     3. The foregoing prepayment discounts are applicable only to voluntary prepayment of the Note and shall not apply to any prepayment or payment following default or upon or following maturity of the note, whether by acceleration or upon the originally scheduled maturity date. Furthermore, in the event that we are required or we, in our reasonable business judgment, determine to comply with any demand that we return the amount of any such prepayment to you or any third party, by reason of any subsequent bankruptcy, receivership, reorganization or legal proceedings, whether as or based upon the assertion that such prepayment constituted a preferential transfer, fraudulent transfer, or otherwise, or for any other reason, the full principal amount of the Note and all accrued but unpaid interest due thereon shall thereupon be restored and shall continue to be due and owing in accordance with the terms of the Note in the same manner and to the same extent as if such prepayment had never occurred, and any cancellation or reduction of the Note in the meantime shall be ineffective.

     4. If the Note is not paid in full or converted to an installment payment schedule, as provided therein, before September 30, 2005, or if an "Event of Default" (as defined in the Note) shall occur, no further prepayment or other discount provided hereunder shall be applicable, and the full stated principal amount of the Note shall be due and payable in full with all accrued but unpaid interest as provided in the Note (subject to the effect of any prior partial prepayments


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which may have been made as provided in the following paragraph), and this letter agreement shall otherwise be void and of no further force and effect.

     5. If any of the following events shall occur (each a "Change in Control"), you shall pay to us the unpaid Prepayment Amount plus accrued interest thereon at the applicable time stated below:

          (a) If there is a change in fifty percent (50%) or more of the Senior Management of First Wave, other than as a result of one or more acts of God, such amount shall be paid to us within five (5) Business Days after our written demand, provided, however, that, if you have given us written notice of such change in Senior Management, our written demand must be made no later than twenty (20) Business Days after our receipt of such written notice.

          (b) If you enter into a merger or consolidation or there is a sale or transfer of a majority or more of your capital stock or substantially all of your assets, such amount shall be paid to us, without the necessity of any demand from us, no later than the date on which such merger, consolidation, sale or transfer is consummated.

          (c) If FWM Holding, L.L.C., ceases to beneficially own at least fifty percent (50%) of the outstanding voting capital stock of First Wave, such amount shall be paid to us, without the necessity of any demand from us, no later than the date on which such cessation occurs.

          (d) If First Wave enters into a merger or consolidation or there is a sale or transfer of a majority of the capital stock or substantially all of the assets of First Wave (other than any merger or consolidation which involves only wholly-owned subsidiaries of First Wave and has been consented to by us in writing, which consent will not be withheld unreasonably), such amount shall be paid to us, without the necessity of any demand from us, no later than the date on which such merger, consolidation, sale or transfer is consummated.

You shall provide us with written notice of any of the above described events prior to its occurrence, if reasonably practicable, and, in any event, within five (5) days of your learning that such event is reasonably likely to occur. For purposes of this Section, "Senior Management" shall mean Grady Walker, Frank Pierce and Sue Kean.

     6. This letter is the amendment and restatement of that certain Prepayment Letter between us dated as of August 29, 1996 (the "Original Letter"). The terms and provisions of the Original Letter are superseded by the terms and provisions of this letter in all respects.

     7. This letter agreement is the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior discussions, agreements and understandings with respect thereto, whether oral or written. The terms of this agreement may not be waived, modified or amended except by a written instrument signed by all parties hereto, specifically referring to this letter agreement and stating their intent to so waive, modify or amend the terms hereof. Time is of the essence to this agreement.


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     Please indicate your acceptance of and agreement to the foregoing prepayment terms by executing and returning a copy of this letter agreement.

                                   NEWPARK SHIPHOLDING TEXAS, L.P.
                                   by its General Partner
                                   NEWPARK HOLDINGS, INC.


                                   By: /s/ Matthew W. Hardey
                                       ---------------------
                                       Matthew W. Hardey
                                       Vice President

Accepted and Agreed:

NEWPARK SHIPBUILDING - BRADY
ISLAND, INC.

By:      /s/ Frank R. Pierce
    -----------------------------------------------------
Name:        Frank R. Pierce
      ---------------------------------------------------
Title:       Authorized Signatory
       --------------------------------------------------
Date:        April 29, 2003
      ---------------------------------------------------


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